Exhibit 10.1

AMENDMENT TO AMENDED AND RESTATED

INVESTOR RIGHTS AGREEMENT

This Amendment (the “Amendment”) is entered into as of November 13, 2014 with respect to the Amended and Restated Investor Rights Agreement (the “Rights Agreement”) dated as of March 9, 2012.

WHEREAS, the Company and the Investors (as defined in the Rights Agreement) entered into the Rights Agreement to provide, among other things, the Investors with certain participation rights regarding certain future stock issuances by the Company;

WHEREAS, the Company has recently entered into a Securities Purchase Agreement dated as of October 7, 2014 (the “Purchase Agreement”), which requires the Company to amend the Rights Agreement to revise the Investors’ participation rights in future financings to provide that the Investors no longer have a right of participation exercisable after the closing of a subsequent financing and instead will be granted a right of first refusal, which much be exercised on or before the closing of any subsequent financing; and

WHEREAS, this required amendment to the Rights Agreement was a material condition to the investment covered by the Purchase Agreement, such investment being of material benefit to the Investors.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequately which are hereby acknowledged, the Company and the Investors agree as follows:

1.	Amendment of Rights to Future Stock Issuances. Section 2 of the Rights Agreement is deleted in its entirety and replaced with the following provisions:

“2.1 Participation in Future Financings through April 14, 2016.

From the date hereof until April 14, 2016 (the 18 month anniversary of the “Closing Date” under the Purchase Agreement), the Investors’ participation rights shall be as provided to the Investors (or their affiliates) pursuant to the provisions of Section 4.12 of the Purchase Agreement. For the avoidance of doubt, there will be no participation rights under the Rights Agreement until after April 14, 2016.

2.2 Participation in Future Financings After April 14, 2016.

(a) After April 14, 2016, upon any issuance by the Company or any of its subsidiaries of common stock, common stock equivalents for cash consideration, indebtedness or a combination of units thereof (a “Subsequent Financing”), each Investor shall have the right to participate in up to an amount of the Subsequent Financing equal to their then existing ownership percentage of outstanding shares of Company common stock (the “Participation Maximum”) on the same terms, conditions and price provided for in the Subsequent Financing.

(b) Approximately five Trading Days (or, in the case of a firm commitment underwritten public offering, approximately 12 hours) prior to the closing of the Subsequent Financing, the Company shall deliver to each Investor a written notice of its intention to effect a Subsequent Financing (“Pre-Notice”), which Pre-Notice shall ask such Purchaser if it wants to review the details of such financing (such additional notice, a “Subsequent Financing Notice”). Upon the request of a Purchaser, and only upon a request by such Purchaser, for a Subsequent Financing Notice, the Company shall promptly, but no later than one Trading Day (or, in the case of a firm commitment underwritten public offering, approximately 12 hours) after such request, deliver a Subsequent Financing Notice to such Purchaser. The Subsequent Financing Notice shall describe in reasonable detail the proposed terms of such Subsequent Financing, the amount of proceeds intended to be raised thereunder and the person or persons through or with whom such Subsequent Financing is proposed to be effected and shall include a term sheet or similar document relating thereto as an attachment.

(c) Any Investor desiring to participate in such Subsequent Financing must provide written notice to the Company by not later than 5:30 p.m. (New York City time) on the third Trading Day (or, in the case of a firm commitment underwritten public offering, approximately 12 hours) after all of such Investors have received the Pre-Notice that the Investor is willing to participate in the Subsequent Financing, the amount of such Investor’s participation, and representing and warranting that such Investor has such funds ready and available for investment on the terms set forth in the Subsequent Financing Notice. If the Company receives no such notice from an Investor as of such third Trading Day (or, in the case of a firm commitment underwritten public offering, such 12 hours), such Investor shall be deemed to have notified the Company that it does not elect to participate.

(d) If by 5:30 p.m. (New York City time) on the third Trading Day (or, in the case of a firm commitment underwritten public offering, after such 12 hour period) after all of the Investors have received the Pre-Notice, notifications by the Investors of their willingness to participate in the Subsequent Financing (or to cause their designees to participate) is, in the aggregate, less than the total amount of the Participation Maximum, then the Company may effect the remaining portion of such Participation Maximum on the terms and with the persons set forth in the Subsequent Financing Notice.

(e) The Company must provide the Investors with a second Subsequent Financing Notice, and the Investors will again have the right of participation set forth above in this Section 2.2, if the Subsequent Financing subject to the initial Subsequent Financing Notice is not consummated for any reason on the terms set forth in such Subsequent Financing Notice within 30 Trading Days after the date of the initial Subsequent Financing Notice.

(f) The Company and each Investor agree that if any Investor elects to participate in the Subsequent Financing, the transaction documents related to the Subsequent Financing shall not include any term or provision whereby such Investor shall be required to agree to any restrictions on trading as to any of the Securities purchased hereunder or be required to consent to any amendment to or termination of, or grant any waiver, release or the like under or in connection with, this Agreement, without the prior written consent of such Investor.

(g) Notwithstanding the foregoing, this Section 2.2 shall not apply in respect of (i) an Exempt Issuance (as defined below) (ii) at-the-market sales of restricted common stock to officers and directors of the Company, (iii) at-the-market issuances to employees of the Company of restricted common stock issued in lieu of cash salary payments (provided that such issues in lieu of cash salary payments shall not exceed $25,000, in the aggregate, for any calendar month) and (iv) in any 12 month period, at-the-market issuances of up to $500,000, in the aggregate, of shares of common stock, options or other equity awards (including, without limitation, restricted stock awards) to consultants to the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-interested members of the Board of Directors or a majority of the members of a committee of non-interested directors established for such purpose. As used herein, “Exempt Issuance” means the issuance of (a) shares of common stock, options or other equity awards (including, without limitation, restricted stock awards) to employees, officers, directors or consultants of or to the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose (provided, however, any such issuances to consultants shall be at-the-market and shall not exceed, in the aggregate, $100,000 of common stock or common stock equivalents in any 12 month period), (b) securities upon the exercise or exchange of or conversion of any securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of common stock issued and outstanding, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company, provided that any such issuance shall only be to a person (or to the equityholders of a person) which is, itself or through its subsidiaries, an operating company or an owner of an asset synergistic (as determined by a majority of the disinterested Directors) with the business of the Company and shall provide to the Company additional benefits in addition to the investment of funds, but shall not include a transaction in which the Company is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.”

2.	Except as set forth above, the Rights Agreement remains in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

INTERNATIONAL STEM CELL CORPORATION

By:	/s/ Jay Novak
Name:	Jay Novak
Title:	Chief Financial Officer

INVESTOR

/s/ Andrey Semechkin
Andrey Semechkin

/s/ Ruslan Semechkin
Ruslan Semechkin

AR Partners, LLC

By:	/s/ Ruslan Semechkin
Name:	Ruslan Semechkin
Title:	Manager

X-Master, Inc.

By:	/s/ Ruslan Semechkin
Name:	Ruslan Semechkin
Title:	President